1	Exhibit (8)(A9)

PARTICIPATION AGREEMENT

among

MFS SERIES TRUST XI,

MFS FUND DISTRIBUTORS, INC.,

and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

THIS AGREEMENT, made and entered into as of this          day of                     , 2016 by and among Teachers Insurance and Annuity Association of America (hereinafter, the “Company”), a New York insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), MFS Series Trust XI (hereinafter the “Fund”), a Massachusetts business trust, and MFS Fund Distributors, Inc. (hereinafter the “Underwriter”), a Delaware corporation.

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and shares of the Fund are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Fund issues shares to the general public and to the separate accounts of insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Internal Revenue Code Sections 401(a), 403(a), 403(b), 414(d) and 457, or certificates thereunder, set forth in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Contracts”); and

WHEREAS, the Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Trustees of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts; and

WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act or will not register the Account in proper reliance upon an exclusion from registration under the 1940 Act; and

2	Exhibit (8)(A9)

WHEREAS, the Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts;

WHEREAS, the Fund and the Underwriter know of no reason why shares in the Fund may not be sold to Participating Insurance Companies to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, the Fund’s investment adviser, Massachusetts Financial Services Company (“Adviser”), is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

WHEREAS, the Underwriter is registered as a broker dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (hereinafter “FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, and the Underwriter agree as follows:

ARTICLE I.  Sale of Fund Shares

1.1        The Underwriter agrees to sell to the Company those shares of the Designated Portfolios which the Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios.

1.2        The Fund agrees to make shares of the Designated Portfolios available for purchase at the applicable net asset value per share by the Company and the Account on those days on which the Fund calculates its net asset value pursuant to rules of the SEC, and the Fund shall calculate such net asset value on each day which the New York Stock Exchange is open for trading unless otherwise permitted by law and in accordance with the Fund’s prospectus. Notwithstanding the foregoing, the Fund may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio at any time.

1.3        [RESERVED]

1.4        The Fund agrees to redeem, on the Company’s request, any full or fractional shares of the Designated Portfolios held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, except that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus. The Trust may redeem shares in cash or, to the extent permitted by applicable law, in-kind.

3	Exhibit (8)(A9)

1.5        The Fund hereby appoints the Company as an agent of the Fund solely for the limited purpose of receipt of purchase and redemption orders on behalf of the Account for shares of those Designated Portfolios made available hereunder, and receipt by such agent shall constitute receipt by the Fund; provided that the Company receives the order by 4:00 p.m. Eastern time and the Fund receives notice of such order by 9:00 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC. The Company and the Fund shall net purchase and redemption orders with respect to each Designated Portfolio and shall transmit one net payment for all of the Designated Portfolios in accordance with Section 1.7 hereof.

1.6        The Company agrees to purchase and redeem the shares of each Designated Portfolio offered by the then current prospectus of the Fund and in accordance with the provisions of such prospectus to the extent not inconsistent with the terms and conditions of this Agreement. The Company will not engage in, authorize or facilitate market timing or late trading in the Funds and will take reasonable steps necessary to identify and prevent market timing and late trading in the Funds by Account holders.

1.7        The Company shall pay for Fund shares one Business Day after receipt of an order to purchase Fund shares is made in accordance with the provisions of Section 1.5 hereof. Payment shall be in federal funds transmitted by wire by 3:00 p.m. Eastern time (unless the Fund determines and so advises the Company that sufficient proceeds are available from redemption of shares of other Designated Portfolios effected pursuant to redemption requests tendered by the Company on behalf of the Account, or unless the Fund otherwise determines and so advises the Company to delay the date of payment, to the extent the Fund may do so under the 1940 Act). If payment in federal funds for any purchase is not received or is received by the Fund after 3:00 p.m. Eastern time on such Business Day, the Company shall promptly, upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. For purposes of Section 2.8 and 2.9 hereof, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund, it being understood receipt may be delayed due to bank errors or other factors beyond the control of the parties. Payment for Designated Portfolio shares redeemed by the Account or the Company shall be made by the Fund in federal funds transmitted by wire to the Company or any other designated person by 3:00 p.m. Eastern time on the next Business Day after an order to redeem a Designated Portfolio’s shares is made in accordance with the provision of Section 1.5 hereof (unless redemption proceeds are to be applied to the purchase of shares of other Designated Portfolios in accordance with this Section 1.7). Upon receipt by the Company of the payment, such funds shall cease to be the responsibility of the Fund and shall become the responsibility of the Company, it being understood receipt may be delayed due to bank errors or other factors beyond the control of the parties.

1.8        Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

4	Exhibit (8)(A9)

1.9        The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolios’ shares. The Company hereby elects to receive all such income, dividends, and capital gain distributions as are payable on Designated Portfolio shares in additional shares of that Fund at the ex-dividend date net asset values. The Company reserves the right to revoke this election, or to elect otherwise in the account application or NSCC account establishment instructions, and to receive all such income dividends and capital gain distributions in cash. The Fund shall reflect in an account statement and/or trade confirmation the number of shares so issued as payment of such dividends and distributions.

1.10      The Fund shall make the net asset value per share for each Designated Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7 p.m. Eastern time each Business Day. If the net asset value is materially incorrect through no fault of the Company, the Fund shall make an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value in accordance with Fund procedures pursuant to Schedule C. Any material error in the calculation or reporting of the net asset value, dividends, or capital gain information shall be reported to the Company promptly upon discovery. In the event the Company has to reprocess accounts due solely to an incorrect NAV submitted to Company by a Fund, the Parties shall discuss in good faith whether Underwriter will reimburse Company for its actual direct expenses incurred in reprocessing.

1.11      If transactions in shares of the Designated Portfolios are settled through the National Securities Clearing Corporation (“NSCC”) Fund/SERV system, the following provisions shall apply:

(1) The Fund and the Company each represent that it or one of its affiliates, or in the case of the Company its custodian, has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system, which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking System”).

(2) The Fund and the Company or their designees will be bound by the rules of the NSCC. Without limiting the generality of the following provisions of this section, the Fund and the Company or their designees each will use its best efforts to (i) perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized; and (ii) ensure that any information transmitted through the Networking System by it to the other party and pursuant to this Agreement is accurate, complete, and in the format prescribed by the NSCC. The Fund and the Company or their designees will adopt, implement and maintain procedures reasonably designed to

5	Exhibit (8)(A9)

ensure the accuracy of all transmissions through the Networking System and to limit the access to, and the inputting of data into, Networking System to persons specifically authorized by such party.

(3) For each Fund/SERV transaction, including transactions establishing accounts with the Fund or its affiliates, the Company or its designee shall provide the Fund and its affiliates with all information reasonably necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company or its designee shall maintain documents required by the Fund to effect Fund/SERV transactions.

(4) Based on Contract owner instructions and other authorized account transactions received by the Company prior to the close of the New York Stock Exchange on each Business Day (T), the Company or its designee shall transmit to the Fund via the Networking System by the time of receipt of Cycle 11 from the NSCC on the following Business Day, (T+1), a file containing the order, in dollars or shares, by each Account for shares of each Designated Portfolio for the preceding Business Day.

(5) Settlement for all orders effected pursuant to the Agreement will occur on a (T+1) basis, in same day funds, through the Networking System, unless an order is submitted manually. All orders submitted prior to Cycle 11 via the Networking System shall receive prices from the trade date (T).

If, on any Business Day, (i) a party to this Agreement chooses not to use the Networking System for a particular transaction, or (ii) there are technical problems with the Networking System that render it impracticable for a party to transmit or receive information through the Networking System, the party who determines not to use the Networking System will notify the other party of such determination as early as possible. In such event, the procedures set forth in Article I of this Agreement shall apply.

If federal funds are not received on the day the Fund is notified of the purchase request for shares of the Designated Portfolio, then such funds will be invested, and the shares of the Designated Portfolio purchased thereby will be issued at the net asset value next determined after the Fund receives such payment.

The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract owners; the Company alone shall be responsible for such action.

To the extent not inconsistent with this Section 1.11 or the NSCC’s Rules and Procedures, the provisions of Article I of this Agreement shall apply to transactions processed through the NSCC.

1.12     The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other insurance companies (subject to Article VI hereof) and the cash value of the Contracts may be invested in other investment companies.

6	Exhibit (8)(A9)

1.13      Pursuant to Rule 22c-2 of the 1940 Act, on behalf of the Fund, the Underwriter and the Company agree to comply with the terms included in the attached Schedule B as of the effective date of this Agreement.

1.14 The parties agree that the Accounts are not intended to serve as vehicles for frequent transfers among the Designated Portfolios in response to short-term stock market fluctuations. Accordingly, the Company represents and warrants that:

1.14.1 All purchase and redemption orders it provides under this Article I shall result solely from Account holder transactions fully received and recorded by the Company before the time as of which each applicable Designated Portfolio net asset value was calculated (currently 4:00 p.m. New York time);

1.14.2 It will comply with its policies and procedures reasonably designed to prevent excessive trading;

1.14.3 Any annuity contract forms or variable life insurance policy forms not in use at the time of execution of this Agreement, but added to in the future via amendment hereto, will contain language reserving to the Company the right to refuse to accept instructions from persons that engage in market timing or other excessive or disruptive trading activity.

1.15     The Company agrees to comply with its obligations under applicable anti-money laundering (“AML”) laws, rules and regulations, including but not limited to its obligations under the United States Bank Secrecy Act of 1970, as amended (by the USA PATRIOT Act of 2001 and other laws), and the rules, regulations and official guidance issued thereunder (collectively, the “BSA”). The Company agrees to undertake inquiry and due diligence regarding the customers to whom the Company offers and/or sells the Accounts or on whose behalf the Company purchases Designated Portfolio shares. The Company further represents that the inquiry and due diligence are reasonably designed to determine whether the Company is prohibited from dealing with any such customer by (i) economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, the “Sanctions”); or (ii) any of the Special Measures under 31 USC 5318 A of the BSA (“Special Measures”). The Company hereby represents, covenants and warrants to each Fund and the Underwriter that neither the Company nor any of the Company’s affiliates maintain offices in any country or territory to which any of the Sanctions or Special Measures prohibit the export of financial services. The Company agrees to notify each Fund and the Underwriter promptly when and if it learns that the establishment or maintenance of any account holding Designated Portfolio shares or a transaction in Designated Portfolio shares violates any of the Sanctions or Special Measures.

1.16     Each party represents, warrants and covenants that it has implemented and maintains a fully-documented business continuity plan and disaster recovery program in conformity with applicable law. A supervisory structure is responsible for ensuring the implementation and updating of the plan and program.

1.17     Each party agrees to adopt policies and practices related to the protection of non-public personal information pursuant to SEC Regulation S-P. These policies and practices are designed to comply with Regulation S-P in all material respects, including, but not limited to, the

7	Exhibit (8)(A9)

obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) ensure the security and confidentiality of customer records or information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

1.18      Each of the parties to this Agreement affirms that is has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy laws. Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any exceptions set forth in such privacy laws. This provision shall survive the termination of this Agreement.

ARTICLE II.  Representations and Warranties

2.1       The Company represents and warrants that the Contracts are or will be registered under the 1933 Act or that the Contracts are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws, and the rules of applicable self-regulatory organizations, and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under the New York insurance laws and has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts or that it has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

2.2       The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the Commonwealth of Massachusetts and all applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

2.3       To the extent that the Fund decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund will undertake to do so in a manner that complies with the requirements of Rule 12b-1 under the 1940 Act.

2.4       The Fund makes no representations as to whether any aspect of its operations, including but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states.

8	Exhibit (8)(A9)

2.5       The Fund represents that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act and any regulations thereunder.

2.6       The Underwriter represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC and will remain duly registered under all applicable federal and state securities laws. The Underwriter further represents and warrants that it serves as principal underwriter/distributor of the Fund and that it will sell and distribute the Fund shares in accordance with any applicable state and federal securities laws.

2.7       [RESERVED]

2.8       The Fund and the Underwriter represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9       The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by the Company for the benefit of the Fund. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies. The Company agrees to exercise its best efforts to ensure that other individuals/entities not employed or controlled by the Company and dealing with the money and/or securities of the Fund maintain a similar bond or coverage in a reasonable amount.

2.10     The Fund represents and warrants that the Fund is and shall maintain compliance with Rule 38a-1 under the 1940 Act.

2.11     The Underwriter represents that the investment manager, with respect to the Designated Portfolios listed in Schedule A of the Agreement that are available for investment by the investment accounts of TIAA Separate Account VA-3 as of the effective date of this Agreement, has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, the Underwriter represents that, as of the effective date of this Agreement, the investment manager to those Portfolios is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the CEA and the CFTC rules promulgated thereunder, or is otherwise exempt from registration as a CTA, and therefore is not subject to regulation as a CTA. To the extent that the investment manager to the

9	Exhibit (8)(A9)

Fund(s) becomes no longer eligible, or actively takes steps so that it will no longer be eligible, to claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, Underwriter agrees to provide the Company with prompt notice, in writing, of such change in, or plans to change, regulatory status. In the event new Designated Portfolios are added to the Agreement after its effective date, the Underwriter will, upon request, provide confirmation as to whether such Designated Portfolio is claiming and/or relying on such exclusions.

ARTICLE III.      Prospectuses, Statements of Additional Information, and Proxy Statements; Voting

3.1         At least annually (or in the case of a prospectus supplement, when that supplement is issued), the Fund, through the Underwriter, shall provide the Company with as many copies of the Fund’s current prospectus (describing only the Designated Portfolios listed on Schedule A) and any supplements thereto (which may include series other than the Designated Portfolios) as the Company may reasonably request, at the Fund’s expense, to distribute to existing Contract owners (including at the time of Contract fulfillment and confirmation). The Fund, through the Underwriter, shall provide the Company (at the Company’s expense) with as many copies of the Fund’s current prospectus (describing only the Designated Portfolios listed on Schedule A) and any supplements thereto (which may include series other than the Designated Portfolios) as the Company may reasonably request for distribution to prospective purchasers of Contracts. The Fund will provide the copies of said prospectus and supplements to the Company or to its mailing agent. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus as set in type or on a diskette, at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus (which shall include an offering memorandum, if any) for the Contracts, and the Fund’s prospectus printed together in one document (such printing for existing Contract owners that are invested in the Designated Portfolios to be at the Fund’s expense). With respect to any Fund prospectus to be printed for existing Contract owners together with the prospectus(es) for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund’s prospectus bears to the total number of pages in the document. The Fund will, upon request, provide the Company with a copy of the Fund’s prospectus through electronic means to facilitate the Company’s efforts to provide Fund prospectuses via electronic delivery. Company shall update its website with the most recent version of a Fund’s prospectus no earlier than the date of such prospectus or supplement and shall remove from its website any earlier copies of the Fund’s prospectus or supplement as required by applicable law or regulation. The Fund hereby notifies the Company that it may be appropriate to include in the prospectus pursuant to which a Contract is offered disclosure regarding the potential risks of mixed and shared funding.

3.2         The Fund’s prospectus shall state that the current Statement of Additional Information (“SAI”) for the Fund is available free of charge on the Fund’s website, and the Underwriter (or the Fund), at its expense, shall print, or otherwise reproduce, and provide sufficient copies of such SAI and any supplements thereto free of charge to the Company for any owner of a Contract who requests such SAI. The Fund will provide the Company with as many copies of the SAI and any supplements thereto as the Company may reasonably request for distribution, at the Company’s expense, to prospective Contract owners. The Company shall send an SAI to any such Contract owner within 3 business days of the receipt of a request.

10	Exhibit (8)(A9)

3.3         The Fund, at its expense, shall provide the Company with copies of its proxy material, annual and semi-annual reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners that are invested in the Designated Portfolios. The Company will distribute this proxy material, reports and other communications to existing Contract owners. If requested by the Company in lieu thereof, the Fund shall provide such documentation (which may include a final copy of the Fund’s annual and semi-annual reports as set in type or on diskette, at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners (such printing for existing Contract owners that are invested in the Designated Portfolios to be at the Fund’s expense). With respect to any Fund communication to be printed for existing Contract owners that are invested in the Designated Portfolios together with communications for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund’s communication bears to the total number of pages in the document.

3.4         The Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Fund shares in accordance with instructions received from Contract owners; and

(iii)	vote Fund shares for which no timely instructions have been received in the same proportion as Fund shares of such Designated Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

3.5         The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and whatever rules and interpretations the SEC may promulgate with respect thereto.

ARTICLE IV.    Sales Material and Information

4.1         Underwriter hereby grants to Company a non-exclusive, worldwide, non-transferable, non-sublicensable, royalty-free and limited license to use various trademarks, service marks, and Fund name(s) owned by Distributor, its affiliates and the Funds (“IP”) in connection with its obligations under this Agreement. Notwithstanding the foregoing license, unless Company will use the IP in or as a part of Sales Literature or Other Promotional Materials that includes other Fund companies’ trademarks and/or Fund names as a listing of Funds available in connection with the sale of Contracts, Company shall furnish, or shall cause to be furnished, to the Underwriter, each piece of Sales Literature or Other Promotional Materials that

11	Exhibit (8)(A9)

the Company develops or uses and in which (a) a trademark of Underwriter appears or is shown or (b) a Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named, at least ten calendar days prior to its use. No such material shall be used by Company if the Underwriter reasonably objects to such use within ten calendar days after receipt of such material. Underwriter reserves the right to reasonably object to the continued use of such material, and no such material shall be used by Company if the Underwriter so objects. All such use by Company of such material shall be in accordance with Underwriter’s reasonable policies regarding advertising and trademark use. Underwriter, in its sole discretion from time to time, may change the appearance and/or style of the IP. Company acknowledges and agrees that, except for the limited license granted pursuant to this section, (i) Underwriter has the rights to license the IP, (ii) Company has no rights, title or interest in or to the IP, and (iii) all use of the IP by Company shall inure to the benefit of Underwriter. Company shall not apply for registration of a trademark that is confusingly similar or identical to any IP anywhere in the world. Underwriter may rescind this license at any time in its sole discretion. The license granted herein shall terminate automatically upon the termination of this Agreement and Company shall forthwith cease to use the IP except as the parties may agree in writing. If Company makes any unauthorized use of the IP, the parties acknowledge that the Underwriter and/or its affiliates shall suffer irreparable harm for which monetary damages may be inadequate and thus, each such party shall be entitled to injunctive relief, as well as any other remedy available under law.

4.2         The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in Sales Literature or Other Promotional Materials approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either.

4.3         The Fund, Underwriter, or its designee shall furnish, or shall cause to be furnished, to the Company, each piece of Sales Literature or Other Promotional Materials in which the Company, and/or its Account, is named at least ten calendar days prior to its use. No such material shall be used if the Company reasonably objects to such use within ten calendar days after receipt of such material. The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects.

4.4.        The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in Sales Literature or Other Promotional Materials approved by the Company or its designee, except with the permission of the Company.

4.5         The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, Sales Literature and Other Promotional Materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

12	Exhibit (8)(A9)

4.6         The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, Sales Literature and Other Promotional Materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.7         For purposes of this Article IV, the phrase “Sales Literature and Other Promotional Materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund.

4.8         The Fund or Underwriter will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Portfolio, and of any material change in the Fund’s registration statement (other than changes that take place at the time of the annual prospectus update), particularly any change resulting in a change to the registration statement or prospectus or statement of additional information for any Account, to the extent such notice is permissible under the law and the Fund’s selective disclosure policies and a determination is made by the Fund to mail such supplements to Fund’s shareholders. The Fund will cooperate with the Company so as to enable the Company to solicit proxies from Contract owners or to make changes to its prospectus, statement of additional information or registration statement, in an orderly manner. The Company will be seeking to combine mailings to Contract owners to reduce costs to the extent practicable.

ARTICLE V.  Fees and Expenses

5.1         The Fund and the Underwriter shall pay no fee or other compensation to the Company under this Agreement, except that if the Fund or any Fund adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Underwriter may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Underwriter in writing, and such payments will be made out of existing fees otherwise payable to the Underwriter, past profits of the Underwriter, or other resources available to the Underwriter. No such payments shall be made directly by the Fund. With respect to any class of shares of a Designated Portfolio that pays a fee pursuant to the Fund’s Rule 12b-1 plan, the Fund may make payments quarterly to the Underwriter under a Portfolio’s Rule 12b-1 plan, and the Underwriter may in turn use these payments to pay or reimburse the Company or to the underwriter for the Contracts for expenses incurred or paid (as the case may be) by the Company or underwriter for the Contracts attributable to Contracts offered by the Company, provided that

13	Exhibit (8)(A9)

no such payment shall be made with respect to any quarterly period in excess of an amount determined from time to time by the Fund’s Board of Trustees and disclosed in the Fund’s prospectus. The Underwriter shall not be required to provide any payment to the Company or to the underwriter for the Contracts with respect to any quarterly period pursuant to the Fund’s Rule 12b-1 plan unless and until the Underwriter has received the corresponding payment from the Fund pursuant to the Fund’s Rule 12b-1 plan. The Underwriter shall not be required to provide any payment to the Company or to the underwriter for the Contracts with respect to any quarterly period pursuant to the Fund’s Rule 12b-1 plan if (i) the Fund’s Rule 12b-1 plan is no longer in effect during such quarterly period; or (ii) regulatory changes result in the rescission of Rule 12b-1 or otherwise prohibit the making of such payments. The Fund’s prospectus or statement of additional information may provide further details about such payments and the provisions and terms of the Fund’s Rule 12b-1 plan, and the Company hereby agrees that neither the Fund, MFS nor the Underwriter has made any representations to the Company with respect to the Fund’s Rule 12b-1 plan in addition to, or conflicting with, the description set forth in the Fund’s prospectus.

5.2         All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund, except as otherwise provided herein. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund’s prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund’s shares.

5.3         The parties shall bear the expenses of printing the Fund’s prospectus, SAI and other documents and of distributing the Fund’s prospectus, SAI, proxy materials, and reports to Contract owners and prospective Contract owners as described in Section 3.1 through 3.3.

ARTICLE VI.  Qualification

6.1         The Fund represents that each Designated Portfolio is or will be qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and that it will maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company as soon as reasonably practicable upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

6.2         The Company represents that the Contracts are currently, and at the time of issuance shall be, treated as life insurance, endowment contracts, or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future.

14	Exhibit (8)(A9)

ARTICLE VII.  Indemnification

7.1         Indemnification By the Company

7.1(a).    The Company agrees to indemnify and hold harmless the Fund and the Underwriter and each of their officers, trustees and directors and each person, if any, who controls the Fund or the Underwriter within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts and:

(i)

arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement, prospectus (which shall include an offering memorandum, if any), or statement of additional information (“SAI”) for the Contracts or contained in Sales Literature or Other Promotional Materials for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the Registration Statement, prospectus or SAI for the Contracts or in the Contracts or Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its authorization or control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company; or

(iv)	arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement

15	Exhibit (8)(A9)

(including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 7.1(b) and 7.4 hereof.

7.1(b).    The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.1(c).    The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

7.2         Indemnification by the Underwriter

7.2(a).  The Underwriter agrees to indemnify and hold harmless the Company and each of its trustees and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) (for purposes of this Section 7.2, collectively a “Loss”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts; and

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or SAI or Sales Literature or Other Promotional Materials of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the Registration Statement or prospectus for the Fund or in Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

16	Exhibit (8)(A9)

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or Sales Literature or Other Promotional Materials for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund or the Underwriter; or

(iv)

arise as a result of any material failure by the Fund or the Underwriter to furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter;

as limited by and in accordance with the provisions of Sections 7.2(b) and 7.4 hereof.

7.2(b).    The Underwriter shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

7.2(c).    The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

7.3         Indemnification By the Fund

7.3(a).  The Fund agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal

17	Exhibit (8)(A9)

and other expenses) (for purposes of this Section 7.3, collectively a “Loss”) to which the Indemnified Parties may be required to pay or may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the operations of the Fund and:

(i)

arise as a result of any material failure by the Fund furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(ii)

arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;

as limited by and in accordance with the provisions of Sections 7.3(b) and 7.4 hereof.

For purposes of this Section 7.3, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Fund or any Designated Portfolio to comply with the qualification requirements specified in Article VI, including, without limitation, all costs associated with correcting or responding to any such failure.

7.3(b).    The Fund shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company, the Fund, the Underwriter or the Account, whichever is applicable.

7.3(c).    The Company and the Underwriter agree promptly to notify the Fund of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.

7.4         Promptly after receipt by an Indemnified Party under this Article VII of notice of commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this article, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

18	Exhibit (8)(A9)

7.5         A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VII. The indemnification provisions contained in this Article VII shall survive any termination of this Agreement.

ARTICLE VIII.  Applicable Law

8.1         This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

8.2         This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE IX.  Termination

9.1         This Agreement shall continue in full force and effect until the first to occur of:

(a)

termination by any party, for any reason with respect to some or all Designated Portfolios, by six (6) months’ advance written notice delivered to the other parties or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the parties; or

(b)

termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio based upon the Company’s determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; provided that such termination shall apply only to the Designated Portfolio not reasonably available; or

(c)

termination by the Company by written notice to the Fund and the Underwriter in the event any of the Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)

termination by the Fund or Underwriter in the event that formal administrative proceedings are instituted against the Company by the FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares; provided, however, that the Fund or Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

19	Exhibit (8)(A9)

(e)

termination by the Company in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Underwriter to perform its obligations under this Agreement; or

(f)

termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio in the event that such Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M, or if the Company reasonably believes that such Designated Portfolio may fail to so qualify or comply; or

(g)

termination by the Fund or Underwriter by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 6.2 hereof; or if the Fund or Underwriter reasonably believes that such Contracts may fail to so qualify; or

(h)

termination by either the Fund or the Underwriter by written notice to the Company, if either one or both of the Fund or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)

termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, the Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(k)

termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of the Fund in accordance with the terms of the Contract, provided that the Company has given at least 45 days prior written notice to the Fund of the date of substitution.

9.2         Notice Requirement.    No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice will set forth the basis for the termination.

9.3         Effect of Termination.    Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all

20	Exhibit (8)(A9)

Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts.

9.4         The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), or (iii) pursuant to the terms of a substitution order issued by the SEC pursuant to Section 26(c) of the 1940 Act or a no-action letter thereunder. Upon request, the Company will promptly furnish to the Fund and the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 45 days notice of its intention to do so.

9.5         Notwithstanding any termination of this Agreement, each party’s obligation under Article VII to indemnify the other parties shall survive. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

ARTICLE X.  Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. Also, to the fullest extent permitted by relevant law, (a) all requirements in this Agreement that any action be taken by means of any writing, including, without limitation, any notice, shall be deemed to be satisfied by means of any electronic record in such form that is mutually acceptable to the Parties; and (b) all requirements in this Agreement that any writing be signed shall be deemed to be satisfied by any electronic signature in such form that is mutually acceptable to the Parties.

If to the Fund:

MFS Series Trusts

111 Huntington Avenue

Boston, Massachusetts 02199

Facsimile No.: (617) 954-7812

Email:    DLGDSDealerSpt @mfs.com

Attn:  Ethan D. Corey, Assistant Secretary

21	Exhibit (8)(A9)

If to the Company:

TIAA

8500 Andrew Carnegie Blvd

Charlotte, North Carolina 28262

Email:fundrelationshipmana@tiaa.org

Attention:  Mike Kloss

If to Underwriter:

MFS Fund Distributors, Inc.

111 Huntington Avenue

Boston, Massachusetts 02199

Facsimile No.: (617) 954-7561

Email:    DLGDSDealerSpt@MFS.com

Attn:  General Counsel

ARTICLE XI.    Miscellaneous

11.1       All persons dealing with the Fund must look solely to the property of the respective Designated Portfolio listed on Schedule A hereto as though such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Fund. The parties agree that neither the board of trustees of the Fund, officers, agents or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund. A copy of the Fund’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The Company acknowledges that the obligations of or arising out of this instrument are not binding upon any of the Fund’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Fund in accordance with its proportionate interest hereunder. The Company further acknowledges that the assets and liabilities of each Designated Portfolio are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the Designated Portfolio on whose behalf the Fund has executed this instrument. The Company also agrees that the obligations of each Designated Portfolio hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the Company agrees not to proceed against any Designated Portfolio for the obligations of another Designated Portfolio.

11.2       Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain. Notwithstanding anything to the contrary in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

(a)

“Confidential Information” includes without limitation all information regarding the customers or shareholders of the Company, the Fund, Underwriter or any of their subsidiaries, affiliates, or licensees, or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers, or any information derived therefrom;

22	Exhibit (8)(A9)

(b)

Neither the Company, the Fund, nor Underwriter may disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to the Company, the Fund, or Underwriter as set forth in this Agreement; and the Company, the Fund, and Underwriter agree to cause their employees, agents and representatives, or any other party to whom the Company, the Fund, or Underwriter may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose. The Company, the Fund and the Underwriter agree to maintain in confidence the other’s Confidential Information and limit access to said Confidential Information within their own organization to only those persons who need to know such Confidential Information. Each party will treat the Confidential Information of the others with at least the same degree of care they use to protect their own proprietary information, but no less than reasonable care under the circumstances;

(c)

The Company, the Fund, and Underwriter agree to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such Confidential Information against any anticipated threats or hazards to the security and integrity of such measures implemented to ensure the security and confidentiality of such Confidential Information, and to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm to any of the customers of the Company or any of its subsidiaries, affiliates or licensees or substantial harm to the Company, the Fund or to Underwriter; the Company, the Fund, and Underwriter further agree to cause all their respective agents, representatives or subcontractors, or any other party to whom they provide access to or disclose Confidential Information, to implement appropriate measures to meet the objectives set forth in this Section 11.2.

(d)

In the event the receiving party is required to disclose another party’s Confidential Information pursuant to a judicial or governmental order, such receiving party will promptly notify the disclosing party in writing in sufficient time to allow intervention in response to such an order.

(e)

No receiving party shall acquire any rights in or to the Confidential Information of another party, except the limited right to use the Confidential Information solely for the purposes set forth in this Agreement or as agreed upon in writing by the parties.

(f)

Each party hereto respectively agrees to be responsible for compliance with the terms of this Section 11.2 and acknowledges that a breach of any of the terms in this Section 11.2 by any of their employees, agents, affiliates or others acting on

23	Exhibit (8)(A9)

their behalf will be deemed a breach. Each party hereto shall notify the other party upon discovery of any unauthorized use or disclosure of such party’s Confidential Information or any other breach of this Section 11.2 and will cooperate in every reasonable way to help the other regain possession of its Confidential Information and prevent its further unauthorized use. Each party hereto acknowledges that a party, because of the nature of its Confidential Information, would suffer irreparable harm in the event of a material breach of the provisions of this Section 11.2 in that monetary damages would be inadequate to compensate for such a breach, and that in the event of any material breach or threatened material breach by a party of any such provisions, the non-breaching party shall be entitled, in addition to such other legal or equitable remedies which might be available, to seek preliminary or temporary injunctive relief in any court of competent jurisdiction against the threatened material breach or continuation of any such material breach without showing or proving any actual damages sustained by it. If the non-breaching party prevails against the breaching party in any action brought to enjoin a material breach or threatened breach of this Section 11.2, it shall be entitled to reasonable attorney’s fees and costs in connection with such legal proceeding.

(g)	Each party hereto agrees that the terms of this Section 11.2 shall survive the termination or cancellation of this Agreement.

11.3       The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.4       This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.5       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.6       Each party or its designee shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services hereunder and in making Funds available to the Account holders and will, upon reasonable request, provide copies of such records to the other party to the extent necessary for the requesting party to meet its obligations under applicable law or regulation, including to comply with any request of a governmental body or self-regulatory organization. Each party hereto shall cooperate with each other party and all appropriate governmental authorities having jurisdiction over it (including without limitation the SEC, the FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

11.7       The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

24	Exhibit (8)(A9)

11.8       This Agreement or any of the rights and obligations hereunder may not be assigned by any party, other than to an affiliate, without the prior written consent of all parties hereto.

11.9       The schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Account or the Designated Portfolios of the Fund or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

[signature page follows]

25	Exhibit (8)(A9)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By its authorized officer

	By:	/s/ Hal Moody

	Title:	Senior Director

	Date:	9/30/2016

FUND:	MFS SERIES TRUST XI

By its authorized officer

	By:	/s/ Ethan D. Corey

	Title:	Assistant Secretary

	Date:	9/14/2016

UNDERWRITER: MFS FUND DISTRIBUTORS, INC.

By its authorized officer

	By:	/s/ James A. Jessee

	Title:	President

	Date:	9/13/2016

SCHEDULE A

Name of Separate Account and Date Established by Board of Trustees	Contracts Funded by Separate Account	Designated Portfolios
TIAA Separate Account VA-3 May 17, 2006	Access Annuities	All currently funds offered by the Underwriter as per the then current prospectus.

SCHEDULE B

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

A.    Agreement to Provide Shareholder Information.

The Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the Account and the amount and date of every purchase, redemption, transfer, and exchange of Shares held through the Account during the period covered by the request.

B.    Form of and Period Covered by a Request.

The Fund agrees to provide to the Company a written request including certain identifying information (e.g., account number(s)) that may provide assistance in determining the identity of the Shareholder(s). Requests to provide such information shall set forth the specific period for which transaction information is sought. Any such request will not cover a period of more than 90 consecutive Business Days. The Fund or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

C.    Form and Timing of Response.

The Company agrees to provide promptly in a secure manner, but in no event later than 5 business days, upon request by the Fund or its designee the requested information specified in Section A. If the requested information is not on the Company’s books and records but is on the books and records of a financial intermediary (“indirect intermediary”) Company shall either (i) provide (or arrange to have provided) the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) if directed by the Fund or its designee, restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company shall promptly inform the Fund or its designee whether it plans to provide such information or restrict trading. A response required by this paragraph must be in writing and in a mutually agreed upon format. To the extent practical, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format.

D.    Agreement to Restrict Trading.

The Company agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder (or indirect intermediary) who has been identified by the Fund or its designee as having engaged in violations of the Fund’s frequent trading policy. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including the length of time such restriction shall remain in place. If the TIN, ITIN, GII or specific individual Contract owner number or participant account number associated with the Shareholder is not known, then the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

The Company agrees to execute instructions to restrict trading as soon as reasonably practical, but not later than five (5) Business Days after receipt of such instructions.

The Company will provide written confirmation to the Fund or its designee that instructions from the Fund to restrict trading have been executed. The Company will provide such confirmation as soon as reasonably practical, but not later than ten (10) Business Days after instructions have been executed.

E.    Limitation on Use of Information.

The Fund agrees not to use the information received from the Company for marketing or any other similar purpose without prior written consent of the Company. The Fund agrees to keep any non-public information furnished by the Intermediary confidential consistent with the Fund’s then current privacy policy, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements.

F.    Definitions.

The term “Fund” is any open-end mutual Fund and includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted Trusts” as defined in Rule 22c-2(b) under the 1940 Act.

The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Company.

The term “Shareholder” means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.

The term “writing” includes electronic writing and facsimile transmissions.

SCHEDULE C

If a Fund determines in its sole discretion that, pursuant to its policies and/or the terms of the prospectus, corrective action is necessary with respect to the Account or the Contracts as a result of an error in the computation of the net asset value of its shares, dividend or capital gain errors (“Price Error”), Underwriter will promptly notify Company of the Price Error. The materiality of an incorrect price will be determined in a manner that is not inconsistent with applicable SEC guidance. Underwriter may provide notice of a Price Error via facsimile or via direct or indirect systems access and shall state the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change. Underwriter will also communicate to Company the amount and nature of any changes to Underwriter’s records with respect to an Account made in order to correct a Price Error. The Company shall adjust all Contract owners’ accounts effect by the Price Error and such loss incurred by those Contract owners owed additional shares shall be offset by the gain in Contract owners’ accounts who received excess shares. Upon receipt of reasonable documentation verifying such losses, Underwriter shall reimburse the Account with the appropriate number of additional shares. In the event of an overpayment to a Contract owner as a result of any error, Company will make a good faith attempt to the extent practicable and permitted by law to collect such overpayment on behalf of, and return such overpayment to, Underwriter, provided that Company is not responsible for any losses to the Fund resulting from such overpayments.

For the avoidance of doubt, Underwriter may delegate any of its responsibilities hereunder to an affiliate but will remain responsible for performance.